Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Nos. 333-161751 and 333-161751-01
March 23, 2011
BioMed Realty, L.P.
$400,000,000 3.85% Senior Notes due 2016
fully and unconditionally guaranteed by
BioMed Realty Trust, Inc.

Issuer:	BioMed Realty, L.P.

Guarantor:	BioMed Realty Trust, Inc.

Ratings: (Moody’s / S&P)*	Baa3 / BBB-

Security Type:	Senior Unsecured Notes

Principal Amount:	$400,000,000

Pricing Date:	March 23, 2011

Settlement Date:	March 30, 2011 (T+5)

Maturity Date:	April 15, 2016

Interest Payment Dates:	April 15 and October 15, beginning October 15, 2011

Benchmark:	2.125% due February 29, 2016

Benchmark Price / Yield:	100-12 3/4 / 2.04%

Spread to Benchmark:	+ 195 bps

Yield to Maturity:	3.99%

Coupon:	3.85%

Public Offering Price:	99.365%

Redemption Provisions:	At any time before 30 days prior to maturity at the Adjusted Treasury Rate plus 30 bps

If the notes are redeemed on or after 30 days prior to the maturity date, the redemption price will be 100% of the principal amount of the notes being redeemed.

CUSIP / ISIN:	09064A AF8 / US09064AAF84

Joint Book-Running Managers:	Wells Fargo Securities, LLC
KeyBanc Capital Markets Inc.
Morgan Stanley & Co. Incorporated

Co-Managers:	Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Raymond James & Associates, Inc.
UBS Securities LLC
RBS Securities Inc.
U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-326-5897; KeyBanc Capital Markets Inc. at 1-866-227-6479; or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.